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Exhibit (a)(1)(vii)

[Form of email notice providing certain eligible participants with login information to Stock Option Exchange Website]

To:    [XXXXXXXX]

From: sgequityadmin@scientificgames.com

Subject: Scientific Games Stock Option Exchange Website Login Information

        You are currently eligible to participate in the Scientific Games Stock Option Exchange Offer announced earlier today by Lorne Weil. To access information about the exchange offer and to participate in the exchange offer, you will need to login to www.sgmsoptionexchange.com.

Your login information is shown below:

Login: [XXXXXXXX]

Password: [XXXXXXXX]

        After your initial login, you will be asked to provide your date of birth and change your password to one of your choosing. You should use your new password for subsequent visits to the website.

        If you have any questions, please call the Human Resources Department at (770) 825-4578 or email sgequityadmin@scientificgames.com. If you are unable to access the website, you may request a paper copy of the information that is posted on the website, which will be furnished without charge.

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  Exhibit (a)(1)(vii)